-------------------------------
                                                           OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number:           3235-0362
                                                 Expires:     September 30, 1998
                                                 Estimated average burden
                                                 hours per response ........ 1.0
                                                 -------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     MacKinnon                       A.M.   "Don"

--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Enzon, Inc.,  20 Kingsbridge Road

--------------------------------------------------------------------------------
                                    (Street)

     Piscataway,                New Jersey                 08854
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Enzon, Inc. (ENZN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     6/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction               (A)                Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code            Amount    or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                (D)                and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          6/30/99        A              171       A   See footnote 1                D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/31/99        A              204       A   See footnote 1                D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/31/98       A              226       A   See footnote 1                D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          9/30/98        A              378       A   See footnote 1                D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/15/99        M            5,000       A   $6.625          79,295        D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  78,300        I         By wife
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

1) Securities granted by Enzon, Inc. pursuant to the Independent Directors Stock Plan as compensation for service as a member of the Board of Directors of Enzon, Inc. and qualified under Rule 16b-3(c).

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


                                                                          (Over)
                                                                 SEC 2270 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                   2.                                                                                     Deriv-    of
                   Conver-                    5.                               7.                         ative     Deriv-   11.
                   sion                       Number of                        Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                 of Underlying     8.       ities     Secur-   of
                   Exer-                      Securities    Date               Securities        Price    Bene-     ity:     In-
                   cise     3.                Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   4.       or Disposed   Expiration Date    ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)             Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     action   (Instr. 3,    -----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date      Expira-            Number  ity      Year      (I)      ship
Security           Secur-   Day/     (Instr.  ------------  Exer-     tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable   Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


Stock Option (2)                                                               Common
(Right to Buy)     $6.625   6/15/99  M               5,000   12/31/94 12/31/99 Stock     5,000            0         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(2) Granted under the Company's Non-Qualified Stock Option Plan and qualified under Rule 16b-3


         /s/ A.M. "Don" MacKinnon                                11/9/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 2270 (7-97)